Exhibit 99.2
Qumu Corporation
Third Quarter 2019
Earnings Conference Call
October 31, 2019

Operator

[Introduction]

Dave Ristow, CFO

Good afternoon everyone, and thank you for joining our third quarter 2019 earnings conference call. After the market closed, we issued a press release announcing our results for the third quarter ended September 30, 2019, a copy of which is available on the Investor Relations section of our website at www.qumu.com.

We will make certain statements today with respect to our expected financial results, go-to-market strategy, and efforts designed to increase our traction and penetration with customers.

These statements are forward-looking and involve a number of risks and uncertainties that could cause actual results to differ materially. Please note these forward-looking statements reflect our opinions only as of the date of this call, and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Please refer to our SEC filings, specifically our Form 10-K and Form 10-Q, and our financial results press release for a more detailed description of risk factors that may affect our results.

During our call today, we will discuss adjusted EBITDA, a non-GAAP financial measure. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding this non-GAAP measure, including a reconciliation of this measure with its comparable GAAP measure. Non-GAAP financial measures are not intended to be considered in isolation from, a substitute for, or superior to GAAP results. We encourage you to consider all measures when analyzing the company’s performance.

Now with that, I will turn the call over to Vern Hanzlik, President and CEO of Qumu.

Vern Hanzlik, President and CEO

Thank you, Dave, and welcome everyone.

I’d like to open with a few comments, then hand the call back to Dave for more detail on the numbers. When Dave is finished, I’ll review our progress against the Strategic Plan.

Q3 was a solid quarter for Qumu during which we regained much of the momentum we generated at the start of 2019. Looking at some of the financial highlights:

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Revenue for the quarter was up 18% to $6.7 million from $5.7 million in Q3 of last year, driven by significant expansions from large enterprise clients like USAA, American Express, KPMG, Raytheon and Vodafone. For the first nine months of 2019, revenue increased 6% to $19.1 million compared to the same period last year.

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Gross margin was strong at 70% for the quarter and 73% for the first nine months of 2019. It is important to note that 73% is at the high end of our annual guidance, and also marks significant improvement from the 63% we reported in the comparable period last year.

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Adjusted EBITDA loss for the quarter was $(535,000), a 33% improvement over Q3 last year, driven by a combination of higher revenue and gross margin, combined with lower operating expenses. For the first nine months of 2019, adjusted EBITDA loss was $(1.8 million)—cutting last year’s loss in half.

•	We also ended the quarter with $7.5 million in cash, up from $7.3 million in Q2.

With these strong results, we are reiterating our revenue and adjusted EBITDA guidance for 2019. Our confidence is further supported by several key factors:

•	First, we have already closed several deals this quarter valued at over $790,000.

•	Second, our sales pipeline remains robust, fueled by a steady number of proof-of-concepts — or pilot projects — currently running with multiple prospects.

•	Third, early in the current quarter we conducted our first live event on the Qumu platform for one of BT’s customers — an important milestone for our BT partnership. And

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Fourth, customer retention has reached a new all-time high of 94.2% within our base of 196 customers. And while that is a significant number, it means much more when you actually hear our customers and partners discuss what keeps them committed to Qumu. So, a few months ago at our 2019 Customer Summits, we asked companies like AT&T, Boeing, AmeriHealth, GSK, Express Scripts and others — to tell us exactly what their partnership with Qumu means to them and their organizations. I encourage you to take a few minutes and watch the video that resulted from these conversations, which can be found on the About page of the Qumu website.

With that overview, I’ll now hand the call back over to Dave to provide further financial details for the quarter.

Dave Ristow, CFO

Thank you, Vern.

I’ll begin with a brief commentary on some of our financial highlights.

Compared to the first nine months of 2018, year-to-date 2019 revenue increased $1.0 million, or 6%; gross margin increased 10% to 73%; and adjusted EBITDA, a non-GAAP measure, improved $1.8 million, or 51%. Combined with our current pipeline coverage (which stands at 3x revenue), plus our record customer retention of 94.2%, we are confidently positioned for a strong finish to 2019.

Now getting into the rest of the financial results.

Total revenues were $6.7 million for the third quarter of 2019, an improvement from $5.7 million in the third quarter of 2018. Year-to-date, total revenues were $19.1 million for the nine months ended September 30, 2019, an improvement from $18.1 million in the comparable period of 2018.

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Software license and appliance revenue was $2.0 million and $1.0 million for the three months ended September 30, 2019 and 2018, respectively, and $3.7 million and $4.3 million for the nine months ended September 30, 2019 and 2018.

•
Subscription, maintenance and support revenue was $4.2 million and $4.1 million for the three months ended September 30, 2019 and 2018, respectively, and $13.9 million and $12.3 million for the nine months ended September 30, 2019 and 2018, respectively. For the first nine months of 2019, subscription, maintenance and support revenue was comprised of 43.7% SaaS revenue and 56.3% annualized support and maintenance revenue.

•	As Vern mentioned in his opening remarks, we secured a number of major customer expansions in Q3, including:

◦	A large insurance company that signed a new seven-figure contract with Qumu. The deal represents more than $1 million in both annual contract value, or ACV, and total contract value, or TCV.

◦	We also closed another seven-figure deal with an existing financial services customer. This expansion represents a 3-year deal with a $550,000 ACV and $1.2 million TCV.

◦	In a $650,000 expansion, another major financial services customer is upgrading to Qumu’s intelligent video platform and deploying our latest Pathfinder delivery software.

◦	And finally, a large telecom customer is renewing and expanding their on-premise network with an investment of more than $600,000 in upgrades — including Advanced Analytics and AI-driven captioning.
Transitioning from revenue:

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Gross margin for the third quarter 2019 was 70%, compared to 63% for the third quarter 2018. For the first nine months of 2019, gross margin was 73%, compared to 63% for the nine months ended September 30, 2018. The change in gross margin compared to the prior years was favorably impacted by increased term license revenue in the first quarter of 2019.

•	Cash and cash equivalents totaled $7.5 million as of September 30, 2019, compared to $7.3 million at June 30, 2019.

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Adjusted EBITDA loss was $(535,000) for the third quarter of 2019, an improvement compared to $(801,000) loss in the third quarter of 2018. Adjusted EBITDA loss for the first nine months of 2019 was $(1.8) million versus $(3.6) million in the same period of 2018, a $1.8 million, or 51%, improvement due to higher revenue and margins combined with lower operating expense.

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While net loss of $221,000, and loss per basic share of $(0.02), were favorably impacted by a $973,00 decrease in the fair value of our warrant liability during the three months ended September 30, 2019, generally accepted accounting principles require that we exclude the income resulting from the decrease in the warrant liability when computing diluted loss per share. As a result, loss per diluted share of $(0.11) represents a $0.09 difference from loss per basic share. Changes in the fair value of our warrant liability are primarily driven by fluctuations in our stock price, which decreased from $4.15 per share on June 30, 2019 to $3.26 per share on September 30, 2019, also resulting in non-cash impact to be included in other income and expense. In computing adjusted EBITDA, we exclude the impact of income or expense related to this warrant liability.

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Also, during 2018 we experienced material gains from the sale of our investment in BriefCam, which had a positive impact on our balance sheet last year. It’s important to note that this one-time windfall inherently skews year-over-year comparisons of both our net loss and basic EPS.

With that, I'll move on to guidance. Each quarter, we evaluate our annual guidance. We monitor the size and timing of perpetual license opportunities as well as growth in our subscription business. As Vern previously noted, we are reiterating our revenue and adjusted EBITDA guidance for 2019. Specifically, we intend to deliver:

•	Revenue of approximately $27 million.

•	Gross margin percentage in the high 60s to low 70s.

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Net loss for 2019 is expected to be approximately $(5.5) million, which differs from previous guidance net loss of $(5.1) million, due to management's expectation of an increase in the fair value of the Company's warrant liability during the balance of the year. Adjusted EBITDA loss for 2019 is expected to be approximately $(1.5) million, the same as previously issued guidance. Please refer to our earnings release for a reconciliation of forecasted net loss to forecasted adjusted EBITDA.

Qumu had previously provided guidance for 2019 annual contract value (ACV) bookings growth. As our business has transitioned, beginning in 2018 and more significantly in 2019, to a deal-specific, customer-driven mix of on-premise and Software-as-a-Service (SaaS) solutions, ACV bookings has become an increasingly less predictable and less relevant metric by which to judge the performance of the Company during any given period. Although ACV bookings are expected to grow in 2019 in the range of 6% to 10% as compared to 2018, management believes that ACV bookings is no longer relevant as a measure of customer adoption of Qumu’s technology or as a measure of our financial performance, particularly as compared to revenue and adjusted EBITDA. Accordingly, we will no longer be providing ACV bookings guidance on a go-forward basis in 2019. We will continue to be focused on revenue growth and adjusted EBITDA improvement in 2019 as these are the key indicators and drivers of our financial performance.

In summary, we remain confident in this 2019 annual guidance and will be working hard for our shareholders to deliver continued successful results throughout the balance of the year.

Now back to Vern.

Vern Hanzlik, President and CEO

Thanks, Dave.

I want to take a minute and talk about the exciting self-service video movement underway in the Enterprise and how that aligns with Qumu’s overall strategy.

I recently met with many of our new and existing customers and, in every case, a significant piece of the discussion was about Self-Service broadcasting and how Qumu’s solution could enable more use of video.

As an example, one of our telecom customers conducts approximately 200 live streaming video events every month. The issue is, they actually have user demand for twice that amount of events each month. By using the Qumu platform and its self-Service streaming capabilities, this customer now enables employees to quickly and easily set up and deliver their own live streaming events — right from within the company’s existing video conferencing applications including Zoom.

With the Qumu platform, this customer’s employees can now pick up their mobile phone, sit down at their desktop or walk into any conference room and launch a live streaming webcast, or record a video for on demand distribution.

This movement is happening across our customer base, and here is where Qumu fits in:

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First, we make it easy for users to create more video. Our Unified Communications Gateway turns Zoom, WebEx, Teams and other video collaboration systems into video recording and broadcasting tools. Now, any organization can use the same tool — which they already use daily for video meetings — to launch large-scale webcasts without support from IT or an internal video team.

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Second, self-service video means many more individuals will be generating content; which puts more pressure on corporate networks. In these cases, the Qumu platform is being used to intelligently manage content, deliver video streams, and upgrade both video security and access control.

To summarize, Qumu is taking over right where our customers need us. We are benefitting from the explosion of next generation video conferencing and our ability to extend its capabilities even further into Self-Service video streaming.

Moving on, I’d now like to report on our progress against each of the four pillars of our strategic plan, before we open up the call for questions.

Our first Pillar is Sales Execution & New Customer Growth.

Our marketing efforts are keeping our sales pipeline strong and steady at more than 3x revenue coverage for 2019.

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One of the ways Marketing is keeping the pipeline strong is by providing valuable educational assets to help potential customers with their decision-making process — including analyst reports, industry papers, live instructional webcasts and on demand learning-focused videos.

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The Marketing team’s immediate focus is to seize upon our leadership role in Self-Service broadcasting and streaming, helping customers and prospects understand how Qumu can enable this extremely powerful concept within their organizations.

◦
As an example, just last week we conducted a live webcast with our partner BT, titled “Zoom as a Streaming Engine.” This event was both an educational broadcast and a live demonstration of our Self-Service streaming and broadcasting capabilities in action. BT’s Head of Product Management joined me live from Denver, and we discussed how firms are turning next generation video conferencing applications into Self-Service, live streaming engines. The entire event was conducted live from Zoom using the Qumu platform, and we successfully transformed the Zoom event into a live streaming broadcast that was viewed across the globe.

◦
As another educational example, we also recently partnered with Wainhouse Research for exclusive distribution rights to a newly published report titled “Seven Critical Considerations for Investing in Corporate Video Technology in 2020.” The report includes comprehensive survey data on decision-maker attitudes about topics like intelligent video platforms, the integration of video conferencing with video streaming, and deploying hybrid networks.

These marketing efforts are critical for expanding Qumu’s visibility in our chosen markets and supporting both our direct and indirect sales channels. We continue to build our channel partnerships to grow our indirect sales pipeline, and for the most recent quarter 82% of our sales were direct and 18% were delivered through our indirect or partner channels. However, on a year-to-date basis, our revenue mix is 72% direct and 28% indirect.

As I mentioned, our new partnership with BT is producing encouraging early results as we completed our first live event for one of their customers. I look forward to increased momentum from that relationship as BT’s sales and marketing teams introduce Qumu to their customers.

The Second Pillar in our Strategy is Customer Success and Retention.

As I mentioned earlier, our customer retention continues to steadily build, reaching a new record during the third quarter.

But equally important as maintaining our existing relationships, we’ve also been successful at growing and expanding existing accounts, including the notable customer expansions Dave covered earlier. Each of those deals included Qumu’s newer technologies and offerings, which are taking hold in our customer base at a very significant pace.

The Third Pillar in our Strategy is Market-Focused Product Innovation.

In mid-September, we released Qumu Video Control Center, or VCC, version 10. VCC is the customer-hosted, on premise deployment of our platform.

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Qumu VCC V10 is built on Qumu’s intelligent video platform that we announced earlier this year. In addition to system performance upgrades, this new version included scalability and integration enhancements — as well as Hybrid external delivery capabilities.

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Due to our intelligent delivery platform. Qumu’s on premise customers continue to upgrade and renew at a record pace — primarily because this new platform lays the foundation for them to transition existing on premise environments to hybrid or cloud in the future.

Our fourth and final pillar is Strengthening Our Financials.

As Qumu’s business gains momentum, we have moved beyond the cost cutting and containment measures of the past — and are now focused on efforts that increase product and service capabilities, and help us drive revenue in a cost-effective manner.

To wrap up, our large, video-first customers are responding well to Qumu’s strategy — and interest in and implementations of our Intelligent Video platform are strong. With that momentum as a backdrop, we remain highly confident in our expectations for growth in 2019.

Going forward, our focus is as follows:

1.
To capitalize on the tremendous opportunity of Self-Service video streaming — which provides Qumu with a much larger total addressable market by extending what companies can do with their existing video conferencing investment.

2.	To stay laser-focused on solving the tough problems of video in the enterprise, and maintaining customer retention above 90%.

3.	To grow and monetize our channel efforts, building upon our new partnership with BT and others.

4.	To execute on our direct sales strategies, and grow our footprint within the existing customer base — while bringing in net new customers within our defined markets. And finally,

5.	To maintain the momentum of our financial results.
Now let’s open up the call for questions.

Q&A

Vern Hanzlik, President and CEO

Thank you again for joining us today and have a great rest of your day.